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                      SQUIRE, SANDERS & DEMPSEY
                                L.L.P.
                          COUNSELLORS AT LAW
                            4900 KEY TOWER             TELEPHONE (216) 479-8500
                          127 PUBLIC SQUARE            TELECOPIER (216) 479-8780
                      CLEVELAND, OHIO 44114-1304
                             JULY 1, 1998

                                                                 Exhibit (10)(b)
Armada Funds
4400 Computer Drive
Westborough, MA 01581

         Re: Armada Funds (Ohio Tax Exempt Fund)
             ----------------------------------

Gentlemen:

         You have requested our opinion as to the Ohio tax aspects of the Ohio Tax Exempt Fund, which is part of the Armada Funds (the "Trust"). The Trust is an open-end management company organized as a business trust under the laws of Massachusetts. The Trust's Declaration of Trust (i) authorizes the Board of Trustees to issue different classes of shares of beneficial interest ("Shares"), two of which are designated Class K and Class K - Special Series 1 representing interests in the Ohio Tax Exempt Fund, consisting of an unlimited number of Shares having no par value; and (ii) provides that all consideration received by the Trust from the issue or sale of Shares of a particular class, together with all assets in which such consideration is invested or reinvested, and all income, earnings and profits thereon, shall irrevocably belong to such class, subject only to the liabilities of that class and except as may otherwise be required by applicable tax laws.


         The Ohio Tax Exempt Fund will invest primarily in interest-bearing obligations issued by or on behalf of the State of Ohio, political subdivisions thereof and agencies and instrumentalities of the State or its political subdivisions ("Ohio Obligations"), and by the governments of Puerto Rico, the Virgin Islands and Guam and their authorities or municipalities ("Territorial Obligations"). You have advised us that interest on each issue of Ohio Obligations and Territorial Obligations will, in the opinion of bond counsel with respect to each issue, rendered on the date of issuance, be excluded from gross income for federal income tax purposes under Section 103(a) of the Internal Revenue Code of 1980, as amended (the "Code"), or other provisions of federal law, provided that, with respect to certain Ohio Obligations and Territorial Obligation, certain continuing covenants of the issuer or other borrowers are satisfied.

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                           SQUIRE, SANDERS & DEMPSEY
                                      LLP

Armada Funds
July 1, 1998
Page 2

         The net investment income of the Ohio Tax Exempt fund will be declared daily and paid monthly, either by reinvestment in additional Shares of the Ohio Tax Exempt Fund on behalf of the shareholders of the Ohio Tax Exempt Fund ("Shareholders") or, at each Shareholder's option, paid in cash to such Shareholder.

         You have advised us that the Ohio Tax Exempt Fund intends to qualify as a "regulated investment company" within the meaning of Section 851 of the Code and will take all other action required to ensure that no federal income taxes will be payable by it and that it will pay "exempt-interest dividends" within the meaning of Section 852(b)(5) of the Code, i.e., dividends that will be excluded from gross income for federal income tax purposes in the hands of the Shareholders. We have assumed for the purposes of this opinion that the Ohio Tax Exempt Fund will continue to qualify as a regulated investment company within the meaning of Section 851 of the Code and that at all times at least 50 percent of the value of the total assets of the Ohio Tax Exempt Fund will consist of Ohio Obligations, or similar obligations of other states or their subdivisions.


         Based upon the foregoing and upon an examination of such documents and an investigation of such other matters of law as we have deemed necessary, we are of the opinion that under existing law:

         1. The Ohio Tax Exempt Fund is not subject to the Ohio personal income tax or school district or municipal income taxes in Ohio. The Ohio Tax-Exempt Fund is not subject to the Ohio corporation franchise tax or the Ohio dealers in intangibles tax, provided that, if there is a sufficient nexus between the State of Ohio and such entity that would enable the State to tax such entity, the Trust timely files the annual report required by Section 5733.09 of the Ohio Revised Code. The Ohio Tax Commissioner has waived this annual filing requirement for every tax year since 1990, the first year to which such requirement applied.

         2. Shareholders otherwise subject to the Ohio personal income tax, or municipal or school district income taxes in Ohio imposed on individuals and estates will not be subject to such taxes on distributions with respect to Shares of the Ohio Tax Exempt Fund ("Distributions" to the extent that such Distributions are properly attributable to interest on or gain from the sale of Ohio Obligations.

         3. Shareholders otherwise subject to the Ohio corporation franchise tax will not be required to include Distributions in their tax base for purposes of calculating the Ohio corporation franchise tax on the net income basis to the extent that such Distributions either (a) are properly attributable to interest on or gain from the sale of Ohio Obligations, (b) represents "exempt-interest dividends" for federal income tax purposes or (c) are described in both (a) and
(b). Shares of the Ohio Tax Exempt Fund will be included in a Shareholder's tax base for purposes of computing the Ohio corporation franchise tax on the net worth basis.
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                          SQUIRE, SANDERS & DEMPSEY
                                    L.L.P.

Armada Funds
July 1, 1998
Page 3


        4. Distributions that consist of interest on obligations of the United States or its territories or possessions or of any authority, commission, or instrumentality of the United States the interest on which is exempt from state income taxes under the laws of the United States (including Territorial Obligations) are exempt from the Ohio personal income tax, and municipal and school district income taxes in Ohio, and, provided, in the case of Territorial Obligations, such interest is excluded from gross income for federal income tax purposes, are excluded from the net income base of the Ohio corporation franchise tax.

        5. Distributions that are properly attributable to proceeds of insurance paid to the Ohio Tax Exempt Fund that represent maturing or matured interest on defaulted obligations held by the Ohio Tax Exempt Fund and that are excluded from gross income for federal income tax purposes are exempt from the Ohio personal income tax, and school district and municipal income taxes in Ohio, and are excluded from the net income base of the Ohio corporation franchise tax.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares referred to above and to the reference to our Firm as special Ohio tax counsel in said Registration Statement and in the Statement of Additional Information contained therein.


                                        Respectfully submitted,


                                        /s/ Squire, Sanders & Dempsey L.L.P.
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                                        Squire, Sanders & Dempsey L.L.P.